Exhibit 16.1

December 15, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Kirin International Holding, Inc. under Item 4.01 of its Form 8-K dated December 14, 2015. We agree with the statements concerning our Firm in the second, fourth and fifth paragraphs of Item 4.01(1); we are not in a position to agree or disagree with other statements of Kirin International Holding, Inc. contained therein.

Very truly yours,

Marcum Bernstein & Pinchuk LLP